SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 22, 2021

BROOKLINE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23695	04-3402944
(State or other jurisdiction	(Commission File No.)	(I.R.S. employer
of incorporation)		Identification No.)

131 Clarendon Street, Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

(617) 425-4600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value of $0.01 per share	BRKL	Nasdaq Global Select Market

Indicate by check mark if the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 22, 2021, Brookline Bancorp, Inc. (the “Company”), its wholly-owned subsidiary, Brookline Bank (the “Bank”), and Paul A. Perrault, Chairman and Chief Executive Officer of the Company, entered into a third amendment (the “Third Amendment”) to the employment agreement among the Company, the Bank and Mr. Perrault, dated April 11, 2011 (the “Perrault Employment Agreement”). The Perrault Employment Agreement was previously amended on March 10, 2021 and July 25, 2018. The purpose of the Third Amendment is to provide Mr. Perrault with an annual contribution to Mr. Perrault’s deferred compensation plan account, subject to the terms of the Company’s 2011 Deferred Compensation Plan, through the date of Mr. Perrault’s termination of employment. The preceding description of the Third Amendment is qualified in its entirety by reference to the full text of Third Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Also on September 22, 2021, the Company, its wholly-owned subsidiary, Bank Rhode Island (“BankRI”), and the Bank entered into employment agreements (the “Employment Agreements”) with each of Michael W. McCurdy and Carl M. Carlson (collectively, the “Executives”). Mr. McCurdy currently serves as Co-President and Chief Operating Officer of the Company and Chief Operating Officer of the Bank and BankRI. Mr. Carlson currently serves as Co-President and Chief Financial & Strategy Officer of the Company and Chief Financial & Strategy Officer of the Bank and BankRI. Both will continue to serve in these roles under the Employment Agreements and both Employment Agreements contain identical terms. Pursuant to the Employment Agreements, which commenced on September 22, 2021, the Executives will each receive a base salary of $525,000 per year, which may be increased from time to time with the approval of the Company’s Board of Directors (the “Board”). In addition, the Executives may receive an annual bonus as determined by the Board, and each are entitled to participate in the Company’s insurance, health, retirement, and other benefit plans.

In general, during their employment and for a period of one year thereafter, the Executives are prohibited from (a) providing the same services to a competing business; (b) soliciting the Company, Bank or BankRI’s customers for a competing business; or (c) soliciting the Company, Bank, or BankRI’s employees for a competing business. The Employment Agreements are effective beginning September 22, 2021 until such Executive’s termination of employment.

As more specifically described and set forth in the Employment Agreements, the Employment Agreements contain certain rights of the Executives and the Company to terminate the Executive’s employment, including a termination by the Company for “cause” or by the executive for “good reason” or pursuant to a “change in control”, all of which as defined in the Employment Agreements, and specifies certain compensation following termination of employment for the above reasons, including potential severance payments to the Executives of an amount equal to two times the sum of (A) the Executive’s then-current base salary, plus (B) the Executive’s target bonus for the then-current year, plus (C) an amount equal to the value of the Executive’s target annual equity award for the then-current year (the “Severance Amount”). Along with the Severance Amount, the Executives will be entitled to either a cash equivalent for 24 months of COBRA premiums for the Company’s group health plan or continuation of benefits under the Company’s group health plan during that term, life insurance and disability coverage for 24 months following the date of termination, and outplacement assistance. Unvested equity award shall accelerate and become fully vested on the date of termination, all of which is conditioned upon the Executive’s execution of a waiver and release agreement.

The Employment Agreements include a “clawback” provision in which the Executives agree that the Company can recoup any compensation or benefits provided to them that are required by applicable law to be subject to recovery or recoupment.

The foregoing summary of the terms and conditions of the Employment Agreements is not complete and is qualified in its entirety by reference to the full text of the Employment Agreements, which are filed herewith as Exhibit 10.2 and 10.3 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Third Amendment to the Employment Agreement, dated September 22, 2021, by and among Brookline Bancorp, Inc., Brookline Bank and Paul A. Perrault.
10.2	Employment Agreement, dated September 22, 2021, by and among Brookline Bancorp, Inc., Brookline Bank, Bank Rhode Island and Michael W. McCurdy.
10.3	Employment Agreement, dated September 22, 2021, by and among Brookline Bancorp, Inc., Brookline Bank, Bank Rhode Island and Carl M. Carlson.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2021	BROOKLINE BANCORP, INC.

	By:	/s/ Marissa S. Martin
Marissa S. Martin
General Counsel and Secretary